Exhibit 99.1

HM Rivergroup PLC Announces the Acquisitions of

Houghton Mifflin Company and Riverdeep Holdings Limited

in $5.0 Billion Combination

DUBLIN, Ireland, SAN FRANCISCO, CA and BOSTON, MA. – November 29, 2006 – HM Rivergroup PLC, a newly-formed Irish public limited company, announced today that it has signed a definitive agreement to acquire Houghton Mifflin Holding Company, Inc., a leading U.S. educational publisher owned by affiliates of private investment firms Thomas H. Lee Partners, Bain Capital Partners and The Blackstone Group, and management. The purchase price of approximately $3.4 billion consists of approximately $1.75 billion in cash plus the assumption of approximately $1.61 billion in net debt. In addition, as part of the transaction, certain Houghton Mifflin management and employees will roll over $40 million of their equity into equity of HM Rivergroup.

Concurrent with the acquisition of Houghton Mifflin, HM Rivergroup will acquire Riverdeep Holdings Limited, a leading U.S. publisher of branded interactive educational and personal publishing products controlled by Barry O’Callaghan, executive chairman of HM Rivergroup, in a share-for-share exchange valuing Riverdeep at approximately $1.2 billion, including the assumption of net debt. The combination of Houghton Mifflin and Riverdeep will bring together one of the most established and successful educational book publishers in the United States with the premier publisher of electronic courseware for the K–12 market in the United States. Houghton Mifflin and Riverdeep have combined revenues and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $1.425 billion and $392 million, respectively, for the twelve months ended September 30, 2006.

“We are excited about the future of HM Rivergroup and the ability to capitalise on the convergence of print and digital education platforms,” said O’Callaghan. “The combined business will leverage Houghton Mifflin’s brand names, established relationships and large sales force to provide customers with an unrivaled product offering. On a personal level, I feel very fortunate to establish a partnership with my long-time friend, Tony Lucki, who is one of the most respected figures in the educational publishing business.”

“Riverdeep represents an excellent strategic fit with Houghton Mifflin, bringing its high quality electronic courseware offerings to our core basal textbook and supplemental products business. This combination will differentiate us from our competitors and will enable us to participate as one of the leading players in the fastest growing segment of the U.S. school education market,” said Tony Lucki, chairman, president and CEO of Houghton Mifflin. “I am pleased to be joining forces with Barry, whose passion and vision for this new enterprise are inspiring.” Mr. Lucki will become vice chairman of HM Rivergroup while continuing as chairman, president and CEO of Houghton Mifflin Company, the publishing business of HM Rivergroup.

HM Rivergroup will finance the acquisition of Houghton Mifflin and the required refinancing of Houghton Mifflin’s and Riverdeep’s debt with financing committed by Credit Suisse and Citigroup Global Markets Limited, as well as with the cash proceeds of common equity subscribed for by certain institutions and individuals, including Mr. O’Callaghan. After completion of the transaction, Mr. O’Callaghan and the management group will own approximately 50 percent of HM Rivergroup, former shareholders of Riverdeep (other than Mr. O’Callaghan) will own approximately 15 percent, and new investors will own the remaining 35 percent.

In connection with the transactions, Riverdeep Group Limited, an affiliate of HM Rivergroup, intends to commence a cash tender offer to purchase any and all of its outstanding 9.25% senior notes due 2011. Also in connection with the transactions, Riverdeep Interactive Learning USA, Inc., an affiliate of HM Rivergroup, intends to commence a cash tender offer to purchase any and all of the outstanding 8.25% senior notes due 2011 and 9.875% senior subordinated notes due 2013 of Houghton Mifflin Company and any and all of the outstanding 11.5% senior discount notes due 2013 of HM Publishing Corp. In each case, any such offers shall be made on the terms and subject to the conditions set forth in the applicable Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal when they become available. The Houghton Mifflin Company 7.2% senior notes due 2011 will remain outstanding following the transactions. All other Riverdeep and Houghton Mifflin indebtedness will be refinanced in conjunction with the transactions.

HM Rivergroup expects to complete the acquisitions of Houghton Mifflin and Riverdeep Holdings before the end of 2006, subject to limited conditions, including the receipt of customary regulatory approvals. Following closing of the transactions, HM Rivergroup will change its name to Houghton Mifflin Riverdeep Group PLC.

Credit Suisse is acting as lead financial advisor and Citigroup is also a financial advisor to HM Rivergroup. Weil, Gotshal & Manges LLP and Matheson Ormsby Prentice are acting as legal advisors to HM Rivergroup. Goldman, Sachs & Co. is acting as financial advisor to Houghton Mifflin. Ropes & Gray LLP and Mason Hayes + Curran are acting as legal advisors to Houghton Mifflin. J & E Davy of Dublin, Ireland is serving as placement agent for a portion of HM Rivergroup’s common equity financing.

About Riverdeep Holdings Limited

Riverdeep Holdings Limited, with offices in San Francisco, California; Cedar Rapids, Iowa; Dublin (Ireland) and Manchester (United Kingdom), is a leading publisher of interactive products focusing on education and personal productivity for the consumer and school markets. Riverdeep’s rich portfolio of interactive award-winning products feature such well-known brands as the Destination Success® solution, which includes Destination Math® and Destination Reading®; The Print Shop®; Reader Rabbit® and Kid Pix®. For more information visit www.riverdeep.net.

About Houghton Mifflin Company

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with more than $1 billion in sales. Houghton Mifflin publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. The Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. With its origins dating back to 1832, Houghton Mifflin combines its tradition of excellence with a commitment to innovation. The company’s website can be found at www.hmco.com.

About Bain Capital Partners, LLC

Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with approximately $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such companies as Dunkin’ Brands, HCA, Burger King, SunGard, Advertising Directory Solutions, Warner Music Group, Toys “R” Us, Warner Chilcott, Jostens Learning and AMC Entertainment. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.

About Thomas H. Lee Partners, LP

Thomas H. Lee Partners, L.P. is one of the oldest and most successful private equity investment firms in the United States. Since its founding in 1974, THL Partners has become the preeminent growth buyout firm, investing approximately $12 billion of equity capital in more than 100 businesses with an aggregate purchase price of more than $100 billion, completing over 200 add-on acquisitions for portfolio companies, and generating superior returns for its investors and partners. The firm currently manages approximately $20 billion of committed capital. Notable transactions sponsored by the firm include, in addition to Houghton Mifflin, such companies as Warner Music Group, Dunkin Brands, VNU, Michael Foods, Fisher Scientific, Experian, TransWestern, Snapple Beverage and ProSiebenSat.1 Media.

About The Blackstone Group

The Blackstone Group, a global private investment and advisory firm, was founded in 1985. The firm has raised approximately $67 billion for alternative asset investing since its formation of which approximately $30 billion has been for private equity investing. The Private Equity Group is currently investing its fifth general private equity fund with commitments of $15.6 billion, and has over 80 experienced professionals with broad sector expertise. Blackstone’s other core businesses include Private Real Estate Investing, Corporate Debt Investing, Hedge Funds, Mutual Fund Management, Private Placement, Marketable Alternative Asset Management, and Investment Banking Advisory Services. Further information is available at http://www.blackstone.com.

CONTACT:

Houghton Mifflin Company:

Media:

Collin Earnst

Vice President, Corporate Communications

Houghton Mifflin Company

617-351-5113

collin_earnst@hmco.com

Investors:

Cheryl Cramer

Vice President, Investor Relations

Houghton Mifflin Company

617-351-5199

cheryl_cramer@hmco.com

Riverdeep Holdings Limited:

    Mary Finan + 353 87231 6458

Bain Capital Partners:

Alex Stanton

Stanton Crenshaw Communications

212-780-0701

alex@stantoncrenshaw.com

Thomas H. Lee Partners:

Matt Benson/Robin Weinberg

Sard Verbinnen & Co.

415-618-8750/212-687-8080

The Blackstone Group:

John Ford

212-583-5559

ford@blackstone.com

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